Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	July 1, 2003 to July 31, 2003
Payment Date	August 25, 2003

Aggregate Amount Collected for the Collection Period
	Interest	$3,328,578.72
	Principal Collections	$54,433,089.74
	Substition Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(I )	Enhancer Premium			$142,083.33
(ii)	A-1 Noteholder’s Interest			$1,196,944.44
	A-2 Noteholder’s Interest			$99,027.78
(iii)	Principal Collections to Funding Account			$—
(iv)	Excess Spread (during Revolving)			$—
(v )	Excess Spread (during AP)			$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$93,290,453.81
	A-2 Noteholder’s Principal Distribution			$9,329,045.38
(viii)	Enhancer for Prior Draws			$—
(ix)	Liquidation Loss Amount			$—
(x )	Enhancer			$—
(xi)	Interest Shortfalls			$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$—
Balances
	Beginning A-1 Note Balance			$1,000,000,000.00
	Ending A-1 Note Balance			$906,709,546.19
		Change		$93,290,453.81
	Beginning A-2 Note Balance			$100,000,000.00
	Ending A-2 Note Balance			$90,670,954.62
		Change		$9,329,045.38
	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—
	Beginning Pool Balance			$1,031,342,267.25
	Ending Pool Balance			$1,007,634,114.22
		Change		$23,708,153.03
	Beginning Principal Balance			$1,031,342,267.25
	Ending Principal Balance			$1,007,634,114.22
		Change		$23,708,153.03
	Additional Draws			$30,725,348.43
	Additional Balance Increase (Draws minus Payments)			$—
Delinquencies		#	$
	Two statement cycle dates:	14		$600,619.99
	Three statement cycle dates:	4		$125,657.89
	Four statement cycle dates:	2		$40,293.35
	Five statement cycle dates:	1		$147,672.38
	Six statement cycle dates:	—		$—
	Seven + statement cycle dates:	—		$—
	Foreclosures	—		$—
	REO	—		$—
	Liquidation Loss Amount	2		$(411.72)

Wachovia Bank, National Bank
as Administrator

Additional Information

Net WAC Rate	3.47%
Overcollateralization Target	$13,750,000.00
Overcollateralization Amount	$10,253,613.41
Funding Account Ending Balance	$0.00
Gross CPR (1 mo. Annualized)	45.611%
Net CPR (1 mo. Annualized)	23.007%
Draw Rate (1 mo. Annualized)	28.819%
WAM	214.56
AGE	18.16

Allocation of Collected Funds

Interest Collections		Principal Collections

Total Collected	$(3,758,304.66)	Total Collected	$(54,433,089.74)
Servicing Fee	$429,725.94	A-1 Principal	$93,290,453.81
Enhancer Premium	$142,083.33	A-2 Principal	$9,329,045.38
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$1,196,944.44	Net Draws	$30,724,936.71
A-2 Interest	$99,027.78	Funding Account	$—
Excess Interest	$1,890,523.16	Net	$78,911,346.16
Net	$—	Previous Funding	$(77,020,823.00)
		Excess Interest	$(1,890,523.16)
		Difference	$(0.00)